UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2009

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On April 27, 2009, XenoPort, Inc. and GlaxoSmithKline announced results from a Phase 2 clinical trial of XP13512/ GSK1838262 (gabapentin enacarbil) for neuropathic pain associated with diabetic peripheral neuropathy (“DPN”) in adults. XP13512 did not demonstrate a statistically significant improvement on the primary endpoint when compared to placebo, based on the change from baseline to end of treatment on the Pain Intensity-Numerical Rating Scale (PI-NRS). The pregabalin active control arm also did not differentiate from placebo on this same endpoint. The failure of the study to demonstrate a statistically significant benefit on the primary endpoint may be a consequence of the unexpectedly high placebo response rate observed in the study.

This 14-week, double-blind, placebo-controlled study enrolled 421 patients who were diagnosed with either Type 1 or Type 2 diabetes mellitus with signs and symptoms of DPN. Patients were randomized to receive either 1200 mg/day, 2400 mg/day or 3600 mg/day of XP13512 administered in divided doses twice daily, 300 mg/day of pregabalin as an active control, administered in divided doses three times daily, or placebo.

Throughout the study, XP13512 was generally well tolerated; the two most frequently reported adverse events were dizziness and somnolence.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: April 27, 2009	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer